Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated October 25, 2019, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended September 28, 2019 of Insteel Industries, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Grant Thornton LLP

Charlotte, North Carolina

February 28, 2020